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                                                                   EXHIBIT 10.15


                                PROMISSORY NOTE

$1,500,000                                                       January 1, 1996
                                                                   Dallas, Texas

     FOR VALUE RECEIVED, James A. Cannavino ("Cannavino"), promises to pay to Perot Systems Corporation, a Delaware corporation ("PSC"), or order, at the principal offices of PSC or at such other place as the holder of this Note may designate, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), or such lesser amount as may be advanced by PSC to Cannavino hereunder, together with interest on all unpaid portions of such amount from the date of advance until repayment at the "Applicable Federal Rate," which is necessary to prevent such interest from being treated as "below market," as such terms are defined in the Internal Revenue Code of 1986, as amended, for the month in which this Note is executed and delivered, compounded annually.

     1. Payment. Reference is made to the Stock Option Grant, dated as of July 27, 1995, by PSC in favor of Cannavino (the "Option Grant"). Capitalized terms used in this Note that are not otherwise defined have the meanings given to such terms in the Option Grant. The principal and all accrued interest on this Note will be payable in full on the earliest to occur of the following dates (or earlier if otherwise required by this Note):

           (a) the fifteenth anniversary of the Effective Date;

           (b) three years after the Restricted Stock is Publicly Traded; or

           (c) six months after the first date on which the Restricted Stock is Publicly Traded and on which, for the preceding ten consecutive trading days, the product of (i) the closing price of the Restricted Stock multiplied by (ii) the number of shares of Vested Stock then owned by Cannavino is equal to or greater than two times the aggregate outstanding balance of principal and interest on this Note, the Purchase Price Note and the Covered Claims Note at such time.

     2. Security. Payment of this Note is secured pursuant to a Pledge Agreement dated as of December 18, 1995, between PSC and Cannavino (the "Pledge Agreement").

     3. Prepayment. Cannavino may prepay this Note in whole or in part at any time or from time to time, without premium or penalty. If Cannavino sells any of the Restricted Stock, then Cannavino will promptly (and in any event within five days after the completion of each such sale) make a prepayment in an amount equal to the proceeds of such sale, less any federal income taxes incurred by Cannavino as a result of such sale, which will be applied to this Note, the Purchase Price Note and the Covered Claims Note as follows (but, in each case, not to exceed the unpaid balance of principal and interest then outstanding under such Notes, if any): (a) to the Purchase Price Note, in an amount equal to $.70 for each share of Restricted Stock (such Restricted Stock being the shares existing after PSC's two for one stock split effective December 1995) sold, plus the accrued interest on the Purchase Price Note applicable to such $.70 per




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share; (b) to the Covered Claims Note; (c) to this Note; and (d) to any remaining balance on the Purchase Price Note; provided that, if Restricted Stock is sold upon exercise of the Put Option under the circumstances described in the last sentence of Section 9 of the Option Grant, Cannavino may apply the proceeds of such sale to his excise tax liability before making the payments required by clauses (b), (c) and (d) above. Any prepayment under this paragraph will be applied first to accrued but unpaid interest and then to principal.

     4. Recourse. Recourse of the holder of this Note is limited to the Collateral (as defined in the Pledge Agreement), and Cannavino has no personal or other liability for such amounts except as to such Collateral on the terms set forth in the Pledge Agreement; provided that (a) if, prior to the maturity date of this Note, (i) Cannavino's employment with PSC is terminated for Cause (as defined in the Employment Agreement) or (ii) Cannavino terminates his employment with PSC without Good Reason (as defined in the Employment Agreement), then, beginning on the date of such transfer or termination, the holder of this Note will have full recourse against Cannavino and Cannavino will be personally liable for all of the obligations evidenced hereby, and (b) if Cannavino sells or otherwise transfers all or any portion of the Restricted Stock (other than a transfer pursuant to Section 4(e) of the Option Grant, but including any sale or other transfer by a transferee under such Section 4(e)), then the holder of this Note will have full recourse against Cannavino with respect to, and Cannavino will be personally liable for, any advances made under this Note after the date of such sale or transfer, plus accrued interest on any such advances.

     5. Offset Rights. Pursuant to the Option Grant, (a) PSC has the right to satisfy certain payment obligations to Cannavino under the Option Grant by offset against amounts, whether or not then otherwise due, under this Note, and any amount so offset will automatically be deemed due and payable hereunder without notice or demand, and (b) Cannavino has the right to satisfy his obligations to PSC under this Note by offset against amounts owing from PSC to Cannavino under the Option Grant. This Note may not be assigned by PSC.

     6. Events of Default. This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an "Event of Default" and collectively, "Events of Default"):

           (a) the failure by Cannavino to make any required payment of principal or interest on this Note within five days after PSC gives notice of such failure to Cannavino;

           (b) the institution against Cannavino of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within 60 days of filing; or

           (c) the institution by Cannavino of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making

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      by Cannavino or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.

     7. Default Interest. Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate (compounded annually) which is the lesser of (a) two percentage points above the rate otherwise applicable under this Note or (b) the maximum amount permitted by law. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue until the obligation of Cannavino with respect to the payment of such interest has been discharged (whether before or after judgment).

     8. Maximum Rate. In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by Cannavino, then such excess sum shall be credited by the holder as a payment of principal.

     9. Waivers. No delay or omission on the part of the holder in exercising any right under this Note or the Pledge Agreement shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Cannavino hereby waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

     10. Amendments. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     11. Enforcement. This Note will be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law rules thereof. Any action to enforce the provisions of, or otherwise relating to, this Note may be brought in the appropriate courts in Dallas, Dallas County, Texas, and Cannavino hereby consents to the personal jurisdiction of such courts in any such action; provided that, at the request of PSC or Cannavino, any claim or dispute arising out of or relating to this Note or the indebtedness evidenced hereby will be resolved without resort to the courts solely through mediation and, if mediation is not successful, through binding arbitration pursuant to the rules of the American Arbitration Association. A judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. Neither party will be liable to the other for punitive damages for any such claim or dispute.


                                           /s/ JAMES A. CANNAVINO
                                           --------------------------------
                                           James A. Cannavino


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